Exhibit 4.3

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of [_________], 2026, by and among Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“SPAC”), Odysseus Holdings Limited, a private company limited by shares organized under the laws of Jersey (“Holdco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as former warrant agent, and Computershare Trust Company, N.A., a federally chartered trust company (“Computershare”). Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, SPAC completed its initial public offering (the “SPAC IPO”) pursuant to which it issued an aggregate of 22,000,000 units, each unit comprised of one Class A ordinary share of SPAC, par value $0.0001 per share (“SPAC Shares”) and one-half of one warrant (“SPAC Public Warrants”), each whole SPAC Public Warrant entitling the holder thereof to purchase one SPAC Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, concurrently with the closing of the SPAC IPO, SPAC issued an aggregate of 5,500,000 private placement warrants to the Sponsor (“SPAC Private Warrants” and, together with the SPAC Public Warrants, the “SPAC Warrants”), which such SPAC Private Warrants will be cancelled for no consideration in connection with the Business Combination (as defined below);

WHEREAS, SPAC and Continental entered into a warrant agreement, dated as of September 5, 2024, governing the terms of the SPAC Warrants (the “Warrant Agreement”);

WHEREAS, On September 8, 2025, SPAC, CoinShares International Limited, a public company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands, Holdco and Odysseus (Cayman) Limited, a Cayman Islands exempted company, entered into a business combination agreement (the “Business Combination Agreement” and, the transactions contemplated by the Business Combination Agreement, the “Business Combination” (which transactions will constitute the initial “Business Combination” of SPAC for purposes of the Warrant Agreement);

WHEREAS, pursuant to the Business Combination Agreement, each outstanding SPAC Share will be converted into and exchanged for the right to receive one no par value ordinary share of Holdco (the “Holdco Shares”);

WHEREAS, pursuant to 3.01(i) of the Business Combination Agreement and Section 4.4 of the Warrant Agreement, at the SPAC Effective Time (as defined in the Business Combination Agreement), each SPAC Public Warrant issued and outstanding immediately prior to the SPAC Effective Time will be converted into and become a warrant to purchase one Holdco Share (the “Holdco Warrants”) in accordance with the terms of the Warrant Agreement (as assumed and amended by this Agreement);

WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any registered holder for the purpose of, among other things, adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders of the SPAC Warrants;

WHEREAS, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to Holdco and Holdco wishes to accept such assignment;

WHEREAS, effective upon closing of the Business Combination (the “Closing”), Holdco wishes to appoint Computershare to serve as successor warrant agent under the Warrant Agreement (as amended hereby) and in furtherance of the foregoing Holdco has waived the requirement in Section 8.2.1 of the Warrant Agreement that the successor warrant agent be a corporation or other entity organized and existing under the laws of the State of New York; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as warrant agent under the Warrant Agreement (as amended hereby) to Computershare and Computershare wishes to assume all of such rights, interests and obligations and Holdco wishes to approve such assignment and assumption.

WHEREAS, pursuant to Section 8.19 of the Business Combination Agreement, SPAC and Holdco agreed to execute and deliver this Agreement to be effective upon the [closing of the Business Combination (the “Closing”)].

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption of Warrant Agreement. SPAC hereby assigns to Holdco all of SPAC’s rights, title, interests and obligations in, and under and to the Warrant Agreement (as amended hereby) and Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Business Combination and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Business Combination, each SPAC Warrant shall automatically cease to represent a right to acquire SPAC Shares and shall instead represent a right to subscribe for Holdco Shares pursuant to the terms and conditions of the Warrant Agreement (as amended hereby). Holdco consents to payment of the Warrant Price upon an exercise of such Holdco Warrants for Holdco Shares in accordance with the terms of the Warrant Agreement.

2. Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement by SPAC to Holdco and the assumption by Holdco of the Warrant Agreement, each pursuant to Section 1 hereof, effective immediately following, and conditioned on the occurrence of, the Closing, and to the continuation of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

3. Appointment of Warrant Agent. Holdco hereby appoints Computershare to serve as successor warrant agent to Continental under the Warrant Agreement (as amended hereby) effective upon the Closing, and Continental hereby assigns to Computershare, and Computershare hereby agrees to accept and assume, with effect from Closing all of Continental’s rights, interests and obligations in, and under the Warrant Agreement (as amended hereby) and the Warrants, as warrant agent; provided that, Computershare shall not assume any of Continental’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising prior to the Closing. Unless otherwise provided or the context otherwise requires, from and after Closing, any references in the Existing Warrant Agreement (as amended hereby) to the “Warrant Agent” shall mean Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company and an affiliate of Computershare Inc., as warrant agent] .

4. Replacement Instruments. As of the Closing, all outstanding instruments evidencing SPAC Warrants shall automatically be deemed to evidence Holdco Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement. Following the Closing, upon request by any holder of a Holdco Warrant, Holdco shall issue a new certificate for such Holdco Warrant to the holder thereof.

5. Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a) Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Holdco; (ii) “Ordinary Shares” or “shares” shall mean the Holdco Shares; (iii) “Warrants” shall mean Holdco Warrants; and (iv) the “Board of Directors” or any committee thereof shall mean the board of directors of Holdco or any committee thereof.

(b) Section 2.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(c) Section 2.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

2.5 No Fractional Warrants. The Company shall not issue fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant.

(d) Section 2.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(e) Section 2.7 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(f) Section 4.3.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(g) Section 5.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(h) Section 8.2.1 of the Warrant Agreement hereby amended by deleting such Section and replacing it entirely as follows:

“8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the United States or any state thereof, in good standing, having its principal office in the United States of America, and authorized under such laws to exercise transfer agency powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.”

(i) Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Odysseus Holdings Limited

2 Hill Street

St. Helier, JE2 4UA

Jersey, Channel Islands

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas New York, New York 10020

Attention: Joel Rubinstein

Email: joel.rubinstein@whitecase.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

[Computershare Inc.

Computershare Trust Company, N.A.

[●]

Attention: [●]

Email: [●]]

(j) Section 9.8 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity or to correct any defective provision contained herein, (y) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of Section 4.1.2 or (z) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders, and (ii) to provide for the delivery of an Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

6. Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

7. Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

8. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

9. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

10. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

11. Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

SPAC:

VINE HILL CAPITAL INVESTMENT CORP.

By:
	Name:	Nicholas Petruska
	Title:	Chief Executive Officer

HOLDCO:

ODYSSEUS HOLDINGS LIMITED

By:
Name:
Title:

CONTINENTAL:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

COMPUTERSHARE:

[COMPUTERSHARE], INC.

[COMPUTERSHARE] TRUST COMPANY, N.A.,

On behalf of both entities]

By:
Name: [●]
Title: [●]

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